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                     November 29, 2022

       Joel Shulman
       Chief Executive Officer
       Apeiron Capital Investment Corp.
       175 Federal Street, Suite 875
       Boston, Massachusetts 02110

                                                        Re: Apeiron Capital
Investment Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 18,
2022
                                                            File No. 001-41030

       Dear Joel Shulman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Joshua N. Englard, Esq.